AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 30th day of July, 1997, by and between THE FREMONT GROUP, LLC, a Connecticut limited liability company ("Purchaser"), and LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Ten Million Two Hundred Fifty Thousand and No/100 Dollars ($10,250,000.00) (the "Purchase Price"), that certain property commonly known as Ross Plaza, Federal Way, Washington, legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 1:00 p.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation, as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer"), dated April 16, 1997 and designated as Commitment No. N9700129 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; and (e) the special title exceptions set forth in Schedule B-Section 2 of the Title Commitment as Numbers 1 through 54, inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller and Purchaser shall each pay for one-half of the costs of the Title Commitment and Title Policy. Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.
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     3.2.  Purchaser has received a survey of the Property prepared by Bush,
Roed & Hitchings, Inc., designated as job no. 97033.00, dated March 12, 1997 (the "Existing Survey"). Seller and Purchaser shall each pay for one-half of the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser prior to "Closing" (as hereinafter defined). Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to Closing, a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative, willful action of Seller (and not by any unrelated third party) with the intention to prevent the sale of the Property in accordance with the terms hereof, Seller will cure such Unpermitted Exception. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action
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of the parties and all Earnest Money theretofore deposited into the escrow by
Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to the Purchaser at the Closing the amount of Seller's insurance deductible. Seller hereby represents and warrants to Purchaser that it maintains, and at all times through the Closing will maintain, replacement cost insurance for the Property.
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     6.2.  If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on May 2, 1997 and ending at 5:00 p.m. Chicago time on July 17, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, tenant leases, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and 1996 operating statements. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications.
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     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Purchaser acknowledges and agrees that except as expressly set forth in this Agreement it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of
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any kind upon which Purchaser is relying as to any matters concerning the
Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report(s):
(See Exhibit P  attached hereto) ("Existing Report").   Seller makes no
representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on August 15, 1997 (the "Closing Date"), at the office of Title Insurer, Chicago, Illinois, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Washington, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:
          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy (including an affidavit enabling Title Insurer to issue extended coverage);

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases shown on a current rent roll;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K); and

          9.2.11. an updated rent roll certified by Seller to be true and correct as of the Closing Date.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED OR ANY OTHER CLOSING DOCUMENTS, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the day before the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to the matters referred to in Paragraph 12.2 below. If the Seller shall have collected from tenants any payments for utilities, taxes, common area expenses, or other operating expenses in excess of amounts incurred by Seller for any period prior to the Closing Date, then Purchaser shall receive a credit for such excess amounts.
If Seller is credited for any utilities, taxes, common area expenses, or other operating expenses in excess of amounts incurred by Seller for any period prior to the Closing Date, then Purchaser shall receive a credit for such excess amounts. If Seller is credited for any utilities, taxes, insurance, CAM or other expenses which Seller has paid applicable to the period prior to the proration date and which are reimbursable by tenants after the Closing, the amount of the credit shall be held in escrow by the Title Company and shall be released to Seller when payment is made by the tenant.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through
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the first 90 days after the Closing Date.  Upon the delivery of the
Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed. If, following the Closing, Seller receives any rebates or refunds of utility charges, insurance, real or personal property taxes or operating expenses, the amount of such rebate or refund shall be paid to Purchaser, and Purchaser shall indemnify, defend and hold harmless the Seller against the claims of Tenants with respect to such funds. The provisions of this paragraph shall be confirmed at and shall survive Closing.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser and JOI Realty, L.L.C. or individuals or entities affiliated with them collectively own a controlling interest provided that Purchaser remains liable for, and the assignee assumes, the obligations of Purchaser hereunder.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage & Investment Company, Inc. (to be paid by Seller). Seller's commission to Insignia Mortgage & Investment Company, Inc. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia Mortgage & Investment Company, Inc. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Michael Conter (the asset manager responsible for the Property) (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge:

          16.2.1. Seller has not (i) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors,
(ii) admitted in writing its inability to pay its debts as they come due, or
(iii) made an offer of settlement, extension or composition to its creditors generally or (iv) made a general assignment for the benefit of creditors.

          16.2.2. No management, leasing or maintenance personnel or agents employed in connection with the operation of the Property have the right to continue such employment after closing except pursuant to a Contract. No person or entity is entitled to claim any leasing commissions or other payments with respect to any of the Property, including regarding any of the Leases, except as set forth in Exhibit N.

          16.2.3. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of each Contract and their respective amendments. Seller has received no notice and has no knowledge that either Seller or any other party under a Contract is in default of their respective obligations and liabilities thereunder. To Seller's knowledge, except for the Contracts, there are no other service or maintenance contracts, equipment leases or other contracts regarding any of the Property which will not be terminated on or before the Closing Date.

          16.2.4. To Seller's knowledge, all books, records and other written materials which Seller has delivered to Purchaser are true, correct and complete copies.

          16.2.5. To Seller's knowledge, Seller has delivered to Purchaser true, correct and complete copies of each Lease and their respective amendments. To Seller's knowledge, the information regarding the Leases contained in the rent roll attached as Exhibit M is true, correct and complete as of the date set forth therein. Seller has received no notice and has no knowledge that either Seller or the applicable tenant is in default of their respective obligations and liabilities under any of the Leases, including those provisions relating to bankruptcy or insolvency.

          16.2.6. Seller has not entered into any contracts for the sale of any of the Property other than this Agreement. Seller has received no notice of and has knowledge of any rights of first refusal or first offer, options to purchase any of the Property or any other rights or agreements which may delay or prevent this transaction.

          16.2.7. To Seller's knowledge, there has been no labor or material of any kind furnished to or for the benefit of the Property at Seller's request for which payment in full has not been made except in connection with tenant improvements as set forth on Exhibit N (if any).

          16.2.8. To Seller's knowledge, no person or entity is entitled to possession of any of the Property, other than Seller, the tenants under the Leases or otherwise pursuant to a recorded instrument.

          16.2.9. Seller has received no notice of and has no knowledge of any pending or threatened legal action which would impair access to the Property, except as disclosed on Exhibit O attached hereto. Seller hereby reserves the right to pursue any claims against House of Fabrics or Blockbuster's in connection with the matters disclosed on Exhibit O.

     16.3. Seller has been duly formed under the laws of the State of Illinois and is duly qualified to transact business in the appropriate jurisdiction in Washington, if required by law, and has the requisite power and authority to enter into and perform this Agreement. This Agreement and the documents and instruments required to be executed and delivered by Seller pursuant hereto have each been and will be duly authorized by all necessary partnership action on the part of Seller and that such execution, delivery and performance does and will not conflict with or result in a violation of Seller's partnership agreement or any judgment, order or decree of any court or arbiter to which Seller is a party, or any agreement to which Seller and/or any of the Property is bound or subject.

     16.4. The parties agree that the representations contained herein shall survive Closing for a period of ninety (90) days from and after the Closing. The claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty unless the claiming party delivers written notice of such claim to the other party before such expiration.

17.  LIMITATION OF LIABILITY.

     17.1. None of the Affiliates of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $250,000.
Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

     17.3. Seller further agrees not to distribute $250,000 of the proceeds of the Purchase Price to its partners for the longer of (i) ninety (90) days after the Closing and (ii) final resolution of any claims made by Purchaser which are asserted in writing against Seller prior to the expiration of ninety
(90) days after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser; and if suit is not filed within such thirty (30) days, said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  John Powell
                              (847) 317-4393
                              (847) 317-4462 (FAX)

             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          THE FREMONT GROUP, LLC
                              Cityplace II, 15th Floor
                              185 Asylum Street
                              Hartford, CT 06103
                              Attention:  Mr. Jonathan Keller
                              (860) 297-5472
                              (860) 297-5454 (FAX)

    and one copy to:          Marc Joseph O'Ancona & Pflaum
                              30 N. LaSalle, Suite 2900
                              Chicago, IL  60602
                              (312) 580-2000
                              (312) 580-0423

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made or receieved on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Washington, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25.  TENANT CERTIFICATE CONDITION TO CLOSING.

     25.1. The following term has been defined as follows for convenience of reference: "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates but in no event dated earlier than the date hereof.

     25.2. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall in good faith pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise).

     25.3. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser a Tenant Certificate from each tenant of the Property.

26. NEW LEASES. After the expiration of the Inspection Period, Seller shall not execute any new lease affecting the Property or modify, amend or accept the surrender of any Lease (collectively or individually a "Modification Agreement") of any of the Leases without Purchaser's prior written consent. Upon requesting Purchaser's consent, Seller shall deliver a complete copy of said proposed lease to Purchaser with a copy of any brokerage commission agreement and statement as to the cost of any tenant improvement work, contributions, and brokerage commissions due or to become due in connection therewith (the "Disclosure Documents"). Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after receipt of Seller's written request and the complete copy of said lease or Modification Agreement and other material. If approved by Purchaser, a complete copy of any such lease or Modification Agreement shall be delivered to Purchaser within five (5) days of the full execution thereof. With respect to all new leases or Modification Agreements (whether executed before or after the expiration of the Approval Period), provided Purchaser has approved the new lease to the extent said approval is required, leasing costs and commissions, tenant improvements and contributions, and reasonable attorneys' fees of Seller, shall be assumed and paid by Purchaser (without a credit to Purchaser) or credited to Seller at Closing to the extent Seller has paid any of said obligations prior to Closing.

                           [EXECUTION PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                         PURCHASER:

                         THE FREMONT GROUP, LLC, a Connecticut limited liability company

                         By:   /s/ Jonathan M. Keller
                              -----------------------------------
                         Name:     Jonathan M. Keller
                              -----------------------------------
                         Its:      Managing Member
                              -----------------------------------

                         SELLER:

                         LABROC II LIMITED PARTNERSHIP, an Illinois limited partnership

                         By: Balcor Equity Partners-II, an Illinois general partnership, its general partner

                              By: The Balcor Company, a Delaware corporation, its general partner

                                   By:   /s/ Michael J. Becker
                                        ------------------------------------
                                   Name:     Michael J. Becker
                                        ------------------------------------
                                   Its:      Managing Director
                                        ------------------------------------

An Addendum is attached hereto and incorporated herein by reference.

                                                                 Ross Plaza



               of Insignia Mortgage & Investment Company, Inc. ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing
Agreement, dated   , 199  between Seller and Seller's Broker (the "Listing
Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                              Insignia Mortgage & Investment Company, Inc.

                              By:
                                   ---------------------------------------

                         ADDENDUM TO AGREEMENT OF SALE

     This addendum is appended to and incorporated be reference to the Agreement of Sale between The Fremont Group, LLC and Labroc II Limited Partnership (the "Agreement"). The terms with initial capitalization used herein shall have the meanings assigned to such terms in the Agreement. If there is any conflict between this addendum and the Agreement, this addendum shall govern.

     1. The real and personal property to be conveyed to Purchaser hereunder shall include all space leases, contracts, permits, licenses, warranties and trade names owned by Seller and used in the operation the Property, including without limitation, Seller's rights in the name "Ross Plaza".

     2.   The obligation of Seller to pay various costs set forth in paragraph
          3.1 and 3.2 shall survive the termination of the agreement.

     3. Purchaser's satisfaction or dissatisfaction with the results of tests, studies or investigations performed or information received pursuant to Paragraph 7.1 shall be determined in Purchaser's sole and absolute discretion.

     4. The Inspection Period shall expire at 5:00 P.M. Chicago time on August 6, 1997.

     5.   The Closing Date shall be August 27, 1997.

     6. The Prorations described in Paragraph 12.1 and 12.2 shall be done as of 11:59 P.M. on the day immediately prior to the Closing Date (the "Proration Date").

     7. Rents collected on or after the Closing Date from tenants whose rents were delinquent as of the Proration Date shall be applied first to rents due Purchaser on the date the rents are collected and then to the rents due Seller with respect to the period prior to the Closing Date.

     8. The first sentence of Paragraph 16.2.9 is hereby deleted and the following is substitued in its place: "Seller has received no notice and has no knowledge of any pending or theatened legal action which affects the Property, except as disclose on Exhibit O attached hereto."

     9. The following is added to the Agreement as Paragraph 16.2.10: "From and after the execution of this Agreement until the Closing Date, Seller will operate and maintain the Property in the manner in which Seller has operated and the maintained Property prior to the execution of this Agreement."

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Leasing Commissions and Tenant Improvements

O    -    Litigation

P    -    Existing Report(s)